EXHIBIT 10.1
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         AMENDMENT TO PATENTS PURCHASE, ASSIGNMENT AND LICENSE AGREEMENT

         This Amendment dated January 18, 2005 (the "Effective Date") amends the Patents Purchase, Assignment and License Agreement entered into on or about November 13, 2003, by and between MERLOT COMMUNICATIONS, INC., with a principal place of business at 4 Berkshire Boulevard, Bethel, Connecticut ("Seller"), and NETWORK-1 SECURITY SOLUTIONS, INC., with a principal place of business at 445 Park Avenue, Suite 1028, New York, New York, its successors and assigns ("Buyer").

         WHEREAS, Seller and Buyer entered into the Agreement; and

         WHEREAS, Seller has advised Buyer that it is desirous of obtaining working capital funding through a renegotiation of the Agreement; and

         WHEREAS, Buyer has fully disclosed to Seller the status of Buyer's efforts concerning, among other things, the licensing opportunities of the technologies underlying the Patents; and

         WHEREAS, Seller has determined that it is in Seller's best interest to obtain funds immediately, even if it results in a potential reduction to payments it may receive under the original form of the Agreement; and

         WHEREAS, the parties desire to amend the Agreement on the terms and conditions set forth below. NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

         2.        Payments to Seller

                   a. Buyer has previously paid Seller the sum of One Hundred Thousand Dollars ($100,000). Upon the execution hereof, Buyer shall pay or cause to be paid to Seller the additional sum of Five Hundred Thousand Dollars ($500,000).

                   b. In addition to the sum set forth in paragraph 2(a) above, Buyer shall pay Seller contingent payments ("Contingent Payments") of One Million Dollars ($1,000,000) upon achievement of the first and second Twenty Five Million Dollars ($25,000,000) of Net Royalties (as defined below) actually received by Buyer, and an additional Five Hundred Thousand Dollars ($500,000) upon achievement of the next Twelve Million Five Hundred Thousand Dollars ($12,500,000) of Net Royalties actually received by Buyer, up to a total combined aggregate Contingent Payments of Two and One Half Million Dollars ($2,500,000).

                   c. For purposes of this Agreement, "Net Royalties" shall be defined as gross revenue received from the licensing or sale of any of the Patents, less all third party fees, costs and expenses, in whatever form paid by Buyer (including, without limitation, all attorneys and other professional fees, both contingency and otherwise) incurred by Buyer in licensing, selling, developing, enforcing, and protecting said Patents.

                   d. In addition, Net Royalties shall include the aggregate net consideration (the "Buyer Sale Consideration") received by the Buyer and its equity holders in connection with (i) the sale of all or substantially all of the assets or capital stock of the Buyer to a third party, or (ii) the merger or consolidation of the Buyer with or into another entity with the result that the then existing stockholders of Buyer hold less than 50% of the combined voting power of the outstanding securities of the surviving entity (a "Buyer Sale") wherein the Patents constitute all or substantially all of the assets of Buyer. In the event the Buyer Sale Consideration is comprised of all or part non-cash consideration, at the option of the Buyer, any payments made to Seller hereunder shall include the same percentage of non-cash consideration received by the Buyer or its equity holders in such Buyer Sale; provided, however, the Buyer may, at its option, pay Seller cash as a substitute for such non-cash consideration in an amount equal to the fair market value of the non-cash consideration for which such cash is substituted.

                   e. In the event of a Buyer Sale wherein the Patents do not constitute all or substantially all of the assets of the Buyer, the amount of the Buyer Sale Consideration to be included in the calculation of Net Royalties shall be equal to the Buyer Sale Consideration multiplied by the ratio determined by dividing (i) the value of the Patents by (ii) the value of all of the assets of the Buyer as of the closing of the Buyer Sale. The calculations described in the foregoing sentence and the determinations of the values used therein shall be done by an independent appraiser chosen by and mutually acceptable to the Buyer and the Seller. The expenses of such an independent appraiser shall constitute a third party expense for purposes of the calculation of Net Royalties. The Seller and the Buyer hereby agree that as of the date of this Amendment, the Patents comprise substantially all of the assets of the Buyer. The calculation of Net Royalties shall not include overhead expenses incurred by Network-1 in the operation of its business.

                   d. For the avoidance of doubt, there shall be no minimum amounts due to Seller, nor is Buyer obligated to invest in, develop, or make any use of the Patents.

                   e. Buyer shall make all Contingent Payments within forty five (45) days after it has received the applicable full Net Royalty amount which gives rise to the bonus.

                   f. Seller shall have the right to audit the books and records of Buyer relating to Seller's Net Royalties upon reasonable advance notice to Buyer at the place such books and records are normally maintained during normal business hours not more than one time per year. Seller shall keep all information to which it has access in any such audit strictly confidential.

                   g. Seller may not sell, transfer or assign its right to receive payments as set forth in this paragraph 2 except in connection with a sale of the Seller or a sale of substantially all the assets of the Seller.

2. Paragraph 5, Buyer's Right To Terminate Payments To Seller, is deleted in its entirety.

3. Seller Access to Patent Information. Seller acknowledges that it has had a full opportunity to discuss with Buyer all matters pertaining to the Patents including, without limitation, the Buyer's licensing opportunities with respect to its remote power patent (U.S. Patent No. 6,212,930) (the "Remote Power Patent") and has had full access to all documents pertaining to the Patents (including the Remote Power Patent). Seller acknowledges the possibility that this Amendment may result in lower payments to Buyer than would have been the case under the original Agreement.

4. Entire Agreement. All terms and conditions not expressly amended herein shall remain in full force and effect.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6. Use of Counsel. The parties hereto represent that they have each consulted with counsel of their own choosing in connection with the negotiation and execution of this Agreement or have knowingly chosen not to do so.

7. Approvals. This Agreement has been duly approved by each party's respective Board of Directors. IN WITNESS WHEREOF, the parties hereto are duly authorized to and do hereby execute this Agreement as of the Effective Date.


MERLOT COMMUNICATIONS, INC.

By:    /s/ George Conant
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Name:  George Conant
Title: President and CEO
Date:  January 18, 2005



NETWORK-1 SECURITY SOLUTIONS, INC.

By:    /s/ Corey M. Horowitz
       ------------------------
Name:  Corey M. Horowitz
Title: Chairman and CEO
Date:  January 18, 2005